           AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 9, 2001
                                                     REGISTRATION NO. 333-______
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                          -----------------------------

                     ADVANCED SWITCHING COMMUNICATIONS, INC.
             (Exact name of registrant as specified in its charter)

          DELAWARE                                               54-1865834
(State or other jurisdiction of                               (I.R.S. Employer
 incorporation or organization)                              Identification No.)


                              8330 BOONE BOULEVARD
                                VIENNA, VA 22182
                                 (703) 448-5540
                        (Address, including zip code and
                    telephone number, including area code, of
                    registrant's principal executive offices)

       ADVANCED SWITCHING COMMUNICATIONS, INC. 2000 STOCK INCENTIVE PLAN
              ADVANCED SWITCHING COMMUNICATIONS, INC. SECOND 1998
                         NONQUALIFIED STOCK OPTION PLAN
  ADVANCED SWITCHING COMMUNICATIONS, INC. 1998 NONQUALIFIED STOCK OPTION PLAN
                            (Full title of the plan)

                                ASGHAR D. MOSTAFA
                                    PRESIDENT
                              8330 BOONE BOULEVARD
                                VIENNA, VA 22182
                                 (703) 448-5540
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                          -----------------------------

                         CALCULATION OF REGISTRATION FEE

====================================================================================================================
                                                               PROPOSED          PROPOSED
                                                               MAXIMUM           MAXIMUM
                                            AMOUNT TO BE       OFFERING         AGGREGATE
          TITLE OF EACH CLASS                REGISTERED        PRICE PER         OFFERING           AMOUNT OF
     OF SECURITIES TO BE REGISTERED              (1)           SHARE(2)          PRICE(2)       REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------

    Common stock, $0.0025 par value            299,250           $2.35           $703,238             $176

--------------------------------------------------------------------------------------------------------------------

       (1) Represents shares of Advanced Switching Communications, Inc. common stock, par value $0.0025 per share, issued upon the exercise of options granted under the 1998 Nonqualified Stock Option Plan, Second 1998 Nonqualifed Stock Option Plan, and 2000 Stock Incentive Plan.

      (2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, and based upon an average of the high and low prices reported on the Nasdaq National Market on April 6, 2001.

                                EXPLANATORY NOTE

         This registration statement registers shares of common stock, par value $0.0025 per share, of Advanced Switching Communications, Inc. ("ASC") issued upon the exercise of options which were granted under the 1998 Nonqualified Stock Option Plan, Second 1998 Nonqualifed Stock Option Plan, and 2000 Stock Incentive Plan (collectively, the "Plans").

         This registration statement contains two parts. The first part contains a prospectus prepared in accordance with Part I of Form S-3 (in accordance with Instruction C of the General Instructions to Form S-8), which covers reoffers and resales of certain shares of our common stock issued pursuant to the Plans. The second part contains information required in the registration statement pursuant to Part II of Form S-8. Pursuant to the Note to Part I of Form S-8, the plan information specified by Part I of Form S-8 is not being filed with the Securities and Exchange Commission.

         ASC will provide without charge to any person, upon written or oral request of such person, a copy of each document incorporated by reference in
Item 3 of Part II of this registration statement (which documents are incorporated by reference in the Section 10(a) prospectus as set forth in Form S-8), other documents required to be delivered to eligible plan participants pursuant to Rule 428(b) of the Securities Act of 1933 or additional information about the Plans. Requests should be directed to Advanced Switching Communications, Inc., 8330 Boone Boulevard, Vienna, VA 22182, attention: Sherry
L. Rhodes (telephone 703-448-5540).

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

         The document(s) containing the plan information required by Item 1 of Form S-8 and the statement of availability of registrant information and any other information required by Item 2 of Form S-8 will be sent or given to participants of the 1998 Nonqualified Stock Option Plan, Second 1998 Nonqualifed Stock Option Plan, and 2000 Stock Incentive Plan as specified by Rule 428 under the Securities Act of 1933. In accordance with Rule 428 and the requirements of
Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act of 1933. Advanced Switching Communications, Inc. will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, Advanced Switching Communications, Inc. will furnish to the Securities and Exchange Commission or its staff a copy or copies of all of the documents included in that file.

                     ADVANCED SWITCHING COMMUNICATIONS, INC.

                         299,250 SHARES OF COMMON STOCK,
                                $0.0025 PAR VALUE

                                   ----------

                               REOFFER PROSPECTUS

                                   ----------

         The shares of common stock, par value $0.0025 per share, of Advanced Switching Communications, Inc. covered by this reoffer prospectus may be offered and sold to the public by the persons named as selling shareholders in this reoffer prospectus. The selling shareholders have acquired our common stock through their exercise of stock options granted to them under our 1998 Nonqualified Stock Option Plan, Second 1998 Nonqualifed Stock Option Plan, and 2000 Stock Incentive Plan.

         Our common stock is quoted on the Nasdaq National Market under the symbol "ASCX." On April 6, 2001, the closing price of our common stock on the Nasdaq National Market was $2.35 per share.

         Subject to the volume limitations in Rule 144(e) of the Securities Act of 1933, as amended, shares of our common stock offered hereby may be sold from time to time directly by or on behalf of a selling shareholder in one or more transactions on the Nasdaq National Market or on any stock exchange on which our common stock may be listed at the time of sale, in privately negotiated transactions or through a combination of such methods, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at fixed prices (which may be changed) or at negotiated prices.

         The selling shareholders may sell shares through one or more agents, brokers or dealers or directly to purchasers. Such brokers or dealers may receive compensation in the form of commissions, discounts or concessions from the selling shareholders and/or purchasers of the shares or both (which compensation as to a particular broker or dealer may be in excess of customary commissions). In connection with such sales, the selling shareholders and any participating broker or dealer may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any commissions they receive and the proceeds of any sale of shares may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. We will not receive any proceeds from the sale of the shares by the selling shareholders.

         INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR A DESCRIPTION OF FACTORS WHICH SHOULD BE CONSIDERED BY INVESTORS BEFORE PURCHASING THE SHARES OFFERED BY THIS REOFFER PROSPECTUS.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS REOFFER PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

             The date of this reoffer prospectus is April 9, 2001.

                                TABLE OF CONTENTS


Where You Can Find Additional Information.................................2
Incorporation of Documents by Reference...................................3
Cautionary Notice Regarding Forward-Looking Statements....................3
The Company...............................................................4
Risk Factors..............................................................8
Use of Proceeds...........................................................20
Selling Shareholders......................................................20
Plan of Distribution......................................................20
Validity of Common Stock..................................................21
Experts...................................................................21

                                   ----------

         YOU SHOULD RELY ONLY ON THE INFORMATION IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. YOU SHOULD ASSUME THAT THE INFORMATION IN THIS DOCUMENT IS ACCURATE ONLY AS OF THE DATE OF THIS DOCUMENT.

         Unless otherwise indicated, all references to "ASC," "we," "us" and "our" refer to Advanced Switching Communications, Inc.


                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

         We have filed with the Securities and Exchange Commission a registration statement on Form S-8, together with exhibits and documents incorporated by reference in the registration statement, under the Securities Act of 1933 with respect to the shares being offered pursuant to this reoffer prospectus. This reoffer prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. For further information regarding our company and the common stock offered hereby, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement.

         We are subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, files reports and other information with the Securities and Exchange Commission. The registration statement, including exhibits and schedules and the reports and other information filed by ASC can be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission at the following locations:

Public Reference Room                    New York Regional Office               Chicago Regional Office
450 Fifth Street, N.W.                   Seven World Trade Center               Citicorp Center
Washington, D.C.  20549                  Suite 1300                             500 West Madison Street
                                         New York, NY  10048                    Suite 1400
                                                                                Chicago, IL  60661-2511

         You may also obtain copies of the registration statement by mail from the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 or by telephone at 1-800-SEC-0330. The registration statement is available to the public from commercial document retrieval services and at the Securities and Exchange Commission's World Wide Web site located at http://www.sec.gov.


                     INCORPORATION OF DOCUMENTS BY REFERENCE

         The Securities and Exchange Commission allows us to "incorporate by reference" information into this Reoffer Prospectus, which means that we can disclose important information to you by referring to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is deemed to be part of this Reoffer Prospectus, except for any information superseded by information in this Reoffer Prospectus. The following documents previously filed with the Securities and Exchange Commission are incorporated herein by reference:

         (a)      Our Annual Report on Form 10-K for the year ended December 31,
                  2000;

         (b) The description of our common stock contained in our registration statement on Form 8-A (No. 333-48558) filed with the Securities and Exchange Commission on September 14, 2000, and in our registration statement on Form S-1 (No. 333-40624) (originally filed on June 30, 2000), as amended, including any amendment or report filed for the purpose of updating that description; and

         (c) All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be part hereof from the date of filing of such documents.

         We will provide without charge to each person to whom a copy of this reoffer prospectus is delivered, upon oral or written request, a copy of any or all documents incorporated by reference into this reoffer prospectus (excluding exhibits unless the exhibits are specifically incorporated by reference into the information the reoffer prospectus incorporates). Requests should be directed to Advanced Switching Communications, Inc., 8330 Boone Boulevard, Vienna, VA 22182, attention: Sherry L. Rhodes (telephone 703-448-5540).


             CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

         This reoffer prospectus contains forward-looking statements based on our current expectations, estimates and projections about our industry, management's beliefs and certain assumptions made by us. Words such as "anticipates," "expects," "intends," "plans," "believes," "may," "will" or similar expressions are intended to identify forward-looking statements. In addition any statements that refer to expectations, projections or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors. The section entitled "Risk Factors" set forth in this reoffer prospectus and similar discussions in our registration statement declared effective by the Securities and Exchange Commission on October 4, 2000, discuss some of the important risk factors that may affect our business, results of operations and financial condition. You should carefully consider those risks, in addition to the other information in this reoffer prospectus and in our other filings with the Securities and Exchange Commission before deciding to invest in our company or to maintain or increase your investment. We undertake no obligation to revise or update publicly any forward-looking statements for any reason. The information contained in this reoffer prospectus is not a complete description of our business or the risks associated with an investment in our common stock. We urge you to carefully review and consider the various disclosure made by us in this reoffer prospectus and in our other reports filed with the Securities and Exchange Commission that discuss our business in greater detail.


                                   THE COMPANY

         Advanced Switching Communications, Inc. designs, builds and markets a line of broadband access equipment for telecommunications service providers. With our MultiStream(TM) technology and integrated family of network access solutions, communications companies can rapidly and cost effectively deliver the power of the Internet and advanced broadband services to their customers around the world. By combining advanced, multi-service switching with robust multiplexing, our technology and products enable carriers to rapidly and cost-effectively deliver voice, data, multimedia and Internet-based traffic across a wide range of facilities, including the most advanced, high speed optical networks. We plan to add Internet Protocol (IP) capabilities to our product portfolio in 2001. We create unique value by focusing on the access portion of the global communications network - which is becoming increasingly jammed with a widening variety of disparate data traffic. Our products are deployed at central offices and points of presence that comprise the entry points to a service provider's access network. By extending the benefits of packet technology beyond the network core to the access portion of the network, our products reduce transmission and operating costs, increase the efficiency of core network equipment, provide access to fiber optic core networks and allow our customers to develop networks for advanced IP-based broadband services. We market our products to telecommunications service providers worldwide, focusing on established and emerging multi-service carriers.

         Our product line is focused exclusively on providing solutions at the access network level, enabling our customers to extend the significant benefits of packet technology from optical core networks to local access applications. We have developed our MultiStream technology and our product line to meet the protocol flexibility, price-point, scalability and interoperability requirements of broadband service providers worldwide. Our innovative products are easily integrated into the access network architecture and offer the following benefits and features:

   - Enhanced Revenue Opportunities. Our product design and multi-service capabilities help service providers generate additional revenue by: (1) penetrating new markets; (2) expanding the types of services and variety of service packages they can offer; and (3) allowing them to provision services more rapidly. The relatively low initial investment required to deploy our equipment enables service providers to increase revenue growth by rapidly building and expanding their network.

   - Migration to IP/MPLS. Our products will support an IP over Multi-Protocol Label Switching (IP/MPLS) migration, beginning with the expected introduction in 2001 of IP functionality into our product line. We expect to test our most advanced offering, the A-4500, a powerful

         MultiStream switch, multiplexer and IP router in the second half of this year and launch it commercially in 2002. We also plan to introduce IP capability into our existing product set later this year. Carriers anticipating a network migration to all-IP networks will be able to preserve their existing investment because ASC products will accommodate today's prevalent network protocols while providing a smooth migration to IP as it becomes accepted and more widely deployed in the network core.

   - Highly Scalable, Product Architecture. Our existing products are designed to proportionally meet our customers' network requirements. In small markets, a carrier can deploy services with a single card in a stackable platform and add platforms as it succeeds in adding traffic. In large markets, carriers can deploy our multiple card A-4000 system using the same individual cards from the stackable platforms, preserving their investment as their customer base grows. Our scalable product architecture allows service providers to target small and medium sized markets that are prohibitively expensive to service using other, less scalable technologies. We anticipate that customers whose network requirements exceed the capacity offered by our existing A-4000 would be able to meet future needs with the A-4500.

   - Multi-Service Capabilities. Our products' ports, the points of entry that transmit and receive data to and from physical access lines, are individually software configurable to support various transmission protocols, including frame relay, Asynchronous Transfer Mode (ATM), and time division multiplexing (TDM) (for voice). Our products also support enhancements to frame relay and ATM, known as multi-link frame relay and inverse multiplexing over ATM (IMA), respectively, that allow service providers to use existing network capacity more efficiently and provide new broadband services. By converting these protocols into a single network protocol, we can significantly simplify a service provider's core network and reduce costs. In addition, new protocols can be added through software instead of hardware. Our software-configurable ports eliminate the need for service providers to pre-determine the number of ports dedicated to each specific protocol or service. Service providers that use our products can remotely configure ports for new services as end users request them. In addition, a service provider can change a customer's service using software, with minimal service disruption and without dispatching personnel to physically change a customer's connection.

   - Reduced Operating Costs. Our products convert different end-user services to a single format or protocol for transmission to the core network, eliminating the need to deploy multiple core networks, one for each service offered. Our products also aggregate the local access lines that carry these services into fewer high-speed optical or electrical connections to the core network, allowing core network equipment to operate more efficiently. This service conversion and access line aggregation reduces the costs of building and operating a service provider network. Additionally, converging access services into a single network protocol eliminates the complexity and expense of deploying multiple overlay networks for each protocol or service offered.

   - Interoperability with Existing Systems. Since our products operate with all leading core network components, service providers can preserve and leverage the value of their existing investments. Our products utilize industry standard protocols and have built-in software flexibility to add new protocols as they are adopted and standardized in the marketplace.

   - Space and Physical Design Advantages. The compact design and high port density of our equipment means that it occupies minimal space at central offices, multi-tenant office buildings, or other points of presence. In addition, the lower power requirements and the low heat output of our products allow service providers to deploy services to locations previously excluded from the network because of the physical limitations of the space. Finally, our products comply with Network Equipment Building System (NEBS) level 3 standards, the most stringent network facility standard set forth by Bellcore for central office equipment. This means that they can be deployed in virtually any central office in a service provider's network.

         From our inception in September 1997 through the fourth quarter of 1998, we were a development stage company and had no revenue and our operating activities related primarily to research and development, developing and testing prototype products, building our technical support infrastructure, staffing our marketing, sales and customer service organizations, and establishing relationships with suppliers, manufacturers and potential customers. We commenced shipments of our products in the first quarter of 1999. Since our inception, we have incurred significant losses, and as of December 31, 2000, we had an accumulated deficit of $31.0 million.

         We derive our revenue from sales of our line of broadband access platforms. We generally recognize revenue from product sales upon shipment provided that a purchase order has been received or a contract has been executed, there are no significant uncertainties regarding customer acceptance, the fee is fixed and determinable and collectibility is deemed probable. If our arrangement with the customer includes obtaining customer acceptance, revenue is recognized when customer acceptance has been received.

         We market and sell our products primarily through a direct sales and marketing organization and, to a lesser extent through resellers and original equipment manufacturers. We depend on a relatively small number of customers for a large percentage of our revenue in any particular quarter. For the year ended December 31, 2000, Broadband Office accounted for 36% of our revenue and Qwest Communications, Inc. accounted for 19% of our revenue. For the year ended December 31, 1999, 2nd Century Communications and AccessLan accounted for 22% and 53% of our revenue, respectively. While the level of sales to any specific customer is anticipated to vary from period to period, we expect that we will continue to have significant customer concentration in the foreseeable future. In addition to the customer concentration we have experienced, we have a lengthy sales cycle for our products, which may extend for six months or more, and there is often a significant delay between the time we incur expenses and the time we realize the related revenue. Moreover, we have historically derived significant portion of our revenue from sales that occur near the end of a fiscal quarter. As a result, delays in anticipated sales are more likely to result in deferral of the associated revenue beyond the end of a particular quarter, which could have a significant impact on our operating results for that quarter.

         Despite increased revenues, we have not achieved profitability on a quarterly or an annual basis, and anticipate that we will continue to incur net losses. We expect to continue to incur significant sales and marketing, research and development and general and administrative expenses and, as a result, we will need to generate significant revenues to achieve and maintain profitability.

         In October 2000, we completed an initial public offering of our common stock for an aggregate purchase price of approximately $98.7 million.

         We were incorporated in Delaware in September 1997. Our principal executive offices are located at 8330 Boone Boulevard, Vienna, VA 22182, and our telephone number is (703) 448-5540. Our World Wide Web site address is www.asc.com. Information contained in our Web site is not incorporated by reference into this reoffer prospectus, and you should not consider information contained in our Web site as part of this reoffer prospectus.

                                  RISK FACTORS

         IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS REPORT OR INCORPORATED BY REFERENCE HEREIN, THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY IN DECIDING TO INVEST IN OUR COMPANY OR TO MAINTAIN OR INCREASE YOUR INVESTMENT. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES FACING OUR COMPANY. ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO US OR THAT WE CURRENTLY DEEM IMMATERIAL MAY ALSO AFFECT OUR BUSINESS OPERATIONS. IF ANY OF THESE RISKS ACTUALLY OCCUR, THIS COULD SERIOUSLY HARM OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS. IN THAT EVENT, THE MARKET PRICE FOR OUR COMMON STOCK COULD DECLINE AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

RISKS RELATED TO OUR BUSINESS AND FINANCIAL PERFORMANCE

         OUR LIMITED OPERATING HISTORY MAY MAKE IT DIFFICULT TO VALUE AND EVALUATE OUR BUSINESS AND OUR FUTURE PROSPECTS

         We commenced operations in September 1997 and commercially released our first product in the first quarter of 1999. Your evaluation of the risks and uncertainties of our business will be difficult because of our limited operating history. In addition, our limited operating history means that we have less insight into how technological and market trends may affect our business. The revenue and income potential of our business and market are unproven. You must consider our business and prospects in light of the risks and difficulties typically encountered by companies in their early stages of development, particularly those in new, rapidly evolving and highly competitive markets such as the market for broadband access solutions.

         WE HAVE INCURRED SUBSTANTIAL LOSSES TO DATE AND MAY NOT BE ABLE TO ACHIEVE OR MAINTAIN PROFITABILITY, WHICH COULD CAUSE OUR STOCK PRICE TO DECLINE

         Since we began operations, we have incurred net losses in every fiscal period. We incurred a net loss of $14.4 million in 2000 and our accumulated deficit through December 31, 2000 was $31.0 million. We expect to incur net losses in the future. Our operating losses have been due in part to the commitment of significant resources to our research and development and sales and marketing organizations. We expect our expenses to continue to increase in an effort to develop our business and, as a result, we will need to generate significant revenue to achieve profitability. We cannot be certain if or when we will become profitable. Our failure to become profitable within the timeframe expected by investors may adversely affect the market price of our common stock.

         UNEXPECTED FLUCTUATIONS IN OUR OPERATING RESULTS MAY CAUSE OUR STOCK PRICE TO DECLINE

         Our operating results are difficult to forecast and may fluctuate significantly from quarter to quarter. As a result of our limited operating history, we do not have historical financial data for a significant number of periods upon which to forecast quarterly financial performance. It is likely that in some future quarters, our operating results may fall below the expectations of investors or securities analysts, which could cause the price of our common stock to fall substantially.

         IF WE FAIL TO INCREASE OUR REVENUE, OR IF WE EXPERIENCE DELAYS IN GENERATING REVENUE, WE WILL CONTINUE TO INCUR SUBSTANTIAL OPERATING LOSSES

         We plan to significantly increase our operating expense to fund greater levels of research and development, expand our sales and marketing operations, broaden our customer support capabilities and develop new distribution channels. We also plan to expand our general and administrative capabilities to address the demands resulting from this offering and the continued growth of our business. Our operating expenses are largely based on anticipated personnel requirements and revenue trends, and a high percentage of our expenses are, and will continue to be, fixed. In addition, we may be required to spend more in research and development than originally budgeted in order to respond to industry trends. As a result, if we fail to increase our revenue, or if we experience delays in generating revenue, we will continue to incur substantial operating losses.

         THERE IS INTENSE COMPETITION IN THE MARKET FOR BROADBAND ACCESS SOLUTIONS AND IF WE FAIL TO COMPETE SUCCESSFULLY, OUR REVENUE COULD DECLINE AND WE COULD EXPERIENCE ADDITIONAL LOSSES

         The market for broadband access solutions is new, rapidly evolving and very competitive. We expect competition in this market to increase as a result of a number of factors, including the entrance of new or larger competitors and the introduction of new products or technologies. This competition could, among other things:

         -        divert sales from us;

         -        force us to charge lower prices; and

         - adversely affect our strategic relationships with manufacturers, resellers and others.

         If any of these risks occurred, our revenues could decline, our gross margins could decrease, our expenses could increase and we could experience additional losses. Our principal competitors may be different depending on the market we target, and include large networking equipment companies such as Alcatel, Cisco Systems, Lucent Technologies, Marconi (Fore) and Nortel Networks, as well as companies such as Accelerated Networks, ADC Kentrox, and Tiara Networks.

         Many of our current and potential competitors are large public companies that have longer operating histories and significantly greater financial, technical, marketing and other resources than we do. As a result, these competitors are able to devote greater resources to the development, promotion, sale and support of their products. In addition, competitors with large market capitalization or cash reserves are much better positioned than we are to acquire other companies, including our competitors, and thereby acquire new technologies or products that may displace our product lines.

         WE PURCHASE SEVERAL OF OUR KEY COMPONENTS FROM SINGLE SOURCES, AND WE COULD LOSE REVENUE AND MARKET SHARE IF WE ARE UNABLE TO OBTAIN A SUFFICIENT SUPPLY OF THOSE COMPONENTS

         Several key components of our products are currently available from single or limited sources with whom we have no guaranteed supply agreements, including:

         -        programmable chips supplied by Lucent Technologies;

         - asynchronous transfer mode, or ATM, chips supplied by Conexant Systems Inc.; and

         -        circuit emulation chips supplied by PMC-Sierra, Inc.

         If we are unable to obtain a sufficient supply of these or other critical components from our current vendors:

         - we may be unable to manufacture and ship our products on a timely basis, which could result in lost or delayed revenue, harm to our reputation, increased manufacturing costs and exposure to claims by our customers; and

         - we may be forced either to develop alternative sources of supply or to modify the design of our products to use more readily available components, which may take a long time and may involve significant additional expense.

For example, during the first quarter of 2000, we encountered delays in receiving programmable chips used in our A-1240 product, which resulted in production delays. In addition, our vendors may increase their prices for these components. Accordingly, the lack of alternative sources for these components may also force us to pay higher prices for these components, which would cause our gross margins to decrease.

         WE ARE ENTIRELY DEPENDENT ON OUR LINE OF BROADBAND ACCESS PLATFORM PRODUCTS AND OUR PRODUCTS MAY NOT BE READILY ACCEPTED

         Widespread commercial acceptance of our products is critical to our future success. To date, our A-1000, A-2000, A-1240, A-3010, and A-4000 products are the only products that we have sold and we expect that revenue from these products will account for a substantial portion of our revenue for the foreseeable future. We intend to develop and introduce new products and enhancements to existing products in the future. If our target customers do not adopt, purchase and successfully deploy our current and planned products, our revenue will not grow significantly. The acceptance of our products may be hindered by:

         - the failure of prospective customers to recognize the value of broadband access platform products;

         - the reluctance of our prospective customers to replace or expand their current access equipment, which may be supplied by more established vendors, with our products; and

         - the emergence of new technologies or industry standards that could cause our products to be less competitive or become obsolete.

         BECAUSE MOST OF OUR SALES ARE MADE UNDER SHORT-TERM PURCHASE ORDERS, WE MAY EXPEND SIGNIFICANT RESOURCES AND BE UNABLE TO RECOVER THE COSTS IF OUR CUSTOMERS FAIL TO PURCHASE ADDITIONAL PRODUCTS

         Our contracts and purchase orders are separately negotiated with each of our customers and the terms may vary widely. A majority of our sales are made under short-term purchase orders for one or a few of our products at one time instead of long-term contracts for large scale deployment of our products. These purchase orders do not ensure that they will purchase any additional products other than those specifically listed in the order. Moreover, since we believe that these purchase orders represent the early portion of longer-term customer programs, we expend significant financial and personnel resources and expand our operations to be able to fulfill these programs. If our customers fail to purchase additional products to expand their programs as we expect, we may be unable to recover the costs we incurred.

         OUR CUSTOMER CONTRACTS ALLOW OUR CUSTOMERS TO TERMINATE WITHOUT SIGNIFICANT PENALTIES

         Our contracts are generally non-exclusive and contain provisions allowing our customers to terminate them without significant penalties. Our contracts also may specify the achievement of shipment, delivery and installation commitments. We are generally able to meet these commitments or negotiate extensions with our customers. However, if we fail to meet these commitments in a timely manner, our customers may choose to terminate their contracts with us or impose monetary penalties. If our customers elect to terminate their contracts with us, our future revenues would be reduced.

         WE DEPEND UPON A SINGLE CONTRACT MANUFACTURER TO MANUFACTURE SUBSTANTIALLY ALL OF OUR PRODUCTS. IF THAT MANUFACTURER IS UNABLE OR UNWILLING TO MANUFACTURE A SUFFICIENT QUANTITY OF OUR PRODUCTS, OUR REVENUE MAY DECLINE AND OUR CUSTOMER RELATIONSHIPS MAY BE DAMAGED

         We currently subcontract the manufacturing and testing of all of our products to Benchmark Electronics, an independent manufacturer with whom we have no long-term agreement. Our reliance on a single manufacturer exposes us to a number of risks, including reduced control over manufacturing capacity, product completion and delivery times, product quality and manufacturing costs. If, as we anticipate, we experience increased demand for our products and introduce new products and product enhancements, the challenges we face in managing our relationship with Benchmark will be increased. If Benchmark is unable or unwilling to manufacture a sufficient quantity of products for us, on the time schedules and with the quality that we demand:

         - we may not be able to fulfill customer orders on a timely basis; and

         - we may be forced to engage additional or replacement manufacturers, which is expensive and time consuming.

If that occurs, our revenue may decline and our customer relationships may be damaged.

         IF WE FAIL TO PREDICT OUR MANUFACTURING AND COMPONENT REQUIREMENTS ACCURATELY, WE COULD INCUR ADDITIONAL COSTS OR EXPERIENCE MANUFACTURING DELAYS

         We provide forecasts of our demand to our contract manufacturer and component vendors up to six months prior to scheduled delivery of products to our customers. If we overestimate our requirements, we may have excess inventory, which could increase our costs and harm our relationships with our contract manufacturer and component vendors by reducing our future orders. If we underestimate our requirements, we may have an inadequate inventory of components. Inadequate inventory could interrupt manufacturing of our products and result in delays in shipments. In addition, lead times for materials and components that we order are long and depend on factors such as the procedures of, or contract terms with, a specific supplier and demand for each component at a given time. In the case of some components in short supply, component vendors have imposed strict allocations that limit the number of these components they will supply to a given customer in a specified time period. These vendors may choose to increase allocations to larger, more established companies, which could reduce our allocations and harm our ability to manufacture our products.

         DUE TO THE LONG AND UNPREDICTABLE SALES CYCLE FOR OUR PRODUCTS, THE TIMING OF REVENUE IS DIFFICULT TO PREDICT AND MAY CAUSE OUR OPERATING RESULTS TO FLUCTUATE UNEXPECTEDLY

         The sales and deployment cycle for our products is lengthy and varies substantially from customer to customer; it may extend for six months or more. Established carriers, who comprise an increasing portion of our customer base, tend to have longer sales cycles and more strenuous evaluation criteria. The length of our sales cycle may cause our revenue and operating results to vary unexpectedly from quarter to quarter. A customer's decision to purchase our products involves a significant commitment of its resources and a lengthy evaluation and product qualification process. Consequently, we may incur substantial expenses and devote senior management attention to potential relationships that never materialize, in which event our investments will largely be lost and we may miss other opportunities.

         OUR CUSTOMERS MAY EXPERIENCE ECONOMIC PRESSURES WHICH COULD ADVERSELY AFFECT OUR RESULTS

         Demand for our products depends on our customers' requirements, which, may be subject to abrupt changes in response to their own competitive pressures, capital requirements and financial performance expectations. Unanticipated reductions in the capital spending plans of our actual or potential customers could have a material adverse effect on our business.

         BECAUSE WE DERIVE A SUBSTANTIAL PORTION OF OUR REVENUE FROM A LIMITED NUMBER OF CUSTOMERS, ANY LOSS OF OR DELAY IN RECEIVING REVENUE FROM THOSE CUSTOMERS COULD SIGNIFICANTLY DAMAGE OUR FINANCIAL PERFORMANCE

         We have historically derived a significant portion of our revenue from a relatively small number of customers. If any of these customers stop or delay purchasing products or services from us, our financial performance would be negatively impacted. Broadband Office and Qwest Communications, Inc., accounted for 36% and 19% of our revenue for the year ended December 31, 2000. Most of our customers are not contractually obligated to purchase future products or services from us, and they may discontinue doing so at any time. In addition, although our largest customers will probably vary from period to period, we anticipate that a small number of customers will continue to represent a large percentage of our revenue in any given fiscal period. Accordingly, the failure to obtain a significant order from a customer within the fiscal period expected by us could have a significant adverse effect on our financial performance for that fiscal period.

         WE ANTICIPATE THAT THE AVERAGE SELLING PRICES OF OUR PRODUCTS WILL DECLINE, WHICH COULD REDUCE OUR GROSS MARGINS AND REVENUE

         Our industry has experienced rapid erosion of average product selling prices. We anticipate that the average selling prices of our products will decline in response to competitive pressures, increased sales discounts, new product introductions by our competitors or other factors. We are seeking to improve our product design to reduce our costs and increase our sales. If we are unable to do so, declines in average selling prices will reduce our gross margins and revenue.

         IF NETWORK SERVICE PROVIDERS CHOOSE A PROTOCOL OTHER THAN ATM FOR THEIR CORE NETWORKS AND WE ARE NOT ABLE TO ADAPT TO THE CHANGE, OUR TARGET MARKET COULD BE REDUCED

         While we have designed a product that is adaptable to many communications protocols, our initial architecture is based on an ATM infrastructure. In the service providers' networks ATM competes with other protocols such as time division multiplexing (TDM) and Internet protocol (IP). We believe that an eventual migration to an IP-based protocol is likely. To the extent that network service providers choose a protocol other than ATM for their core networks, we may not be able to react in time or adapt to the change and our target market could be substantially reduced.

         IF WE ARE NOT SUCCESSFUL IN DEVELOPING AND MARKETING, OR IF WE ARE DELAYED IN INTRODUCING, NEW AND ENHANCED PRODUCTS AND FEATURES THAT KEEP PACE WITH TECHNOLOGY AND OUR CUSTOMERS' NEEDS AND EXPECTATIONS, OUR SALES AND COMPETITIVE POSITION WILL SUFFER

         The market for broadband access solutions is characterized by rapidly changing technologies, frequent new product introductions and evolving customer requirements and industry standards. In order to remain competitive, we will need to introduce on a timely basis new products or product enhancements that offer significantly improved performance and features, at lower prices, and we may not be successful in doing so. Some prior versions of our products were released behind schedule, and this may happen again in the future. We anticipate that our new A-4500 will be available for testing in 2001 and will be commercially available in 2002. Delays in introducing new products and features, or the introduction of new products which do not meet the evolving demands of our customers, could damage our reputation and cause a loss of or delay in revenue.

         IF WE DO NOT EXPAND OUR DIRECT AND INDIRECT SALES CHANNELS, WE MAY BE UNABLE TO INCREASE MARKET AWARENESS AND SALES OF OUR PRODUCTS, WHICH MAY PREVENT US FROM ACHIEVING AND MAINTAINING PROFITABILITY

         Our products and services require a technical sales effort targeted at several key people within each of our prospective customers' organizations. Our sales efforts require the attention of sales personnel and specialized system engineers with extensive experience in networking technologies. Competition for these individuals is intense, and we may not be able to hire sufficient numbers of qualified sales personnel and specialized system engineers. We also plan to expand our relationships with resellers and original equipment manufacturers. If we fail to develop or cultivate relationships with significant resellers or original equipment manufacturers, or if these resellers and original equipment manufacturers are not successful in their sales efforts, our business may be harmed. Many of our resellers also sell our competitors' products. Failure to expand these channels could adversely affect our revenues and operating results.

         IF WE DO NOT EXPAND OUR CUSTOMER SERVICE AND SUPPORT ORGANIZATION, WE MAY BE UNABLE TO INCREASE OUR SALES

         In response to our growing base of product installations, we will need to increase our customer service and support organization to support new and existing customers. We generally do not enter into service contracts as part of our sales process, and our products have not required extensive servicing to date. However, as our product base continues to expand, we intend to offer an enhanced level of customer support on a post-product sale basis both to generate additional revenue opportunities and to distinguish us from our competitors. Our products are complex and require highly trained customer service and support personnel. Hiring customer service and support personnel is difficult in our industry due to the limited number of people available with the necessary technical skills. If we are unable to expand our customer service and support organization and train our personnel rapidly, we may not be able to increase sales.

         IF WE ARE NOT ABLE TO HIRE AND RETAIN QUALIFIED PERSONNEL, OR IF WE LOSE KEY PERSONNEL, WE MAY BE UNABLE TO MANAGE OR GROW OUR BUSINESS

         The growth of our business and revenue depends in large part upon our ability to attract and retain sufficient numbers of highly skilled employees, particularly qualified sales and engineering personnel. Qualified personnel are in great demand throughout our industry, particularly in the Washington, D.C. metropolitan area. We may not be successful in hiring and retaining the skilled personnel that we need.

         Our future success also depends to a significant degree on the skills and efforts of Asghar Mostafa, our co-founder, Chairman of the Board and Chief Executive Officer, and on the ability of our other executive officers and members of senior management to work effectively as a team. The loss of the services of Mr. Mostafa or one or more of our other executive officers or senior management members could have a material adverse effect on our financial performance and ability to compete.

         OUR COMPANY IS GROWING RAPIDLY AND WE MAY BE UNABLE TO MANAGE OUR GROWTH EFFECTIVELY, WHICH COULD RESULT IN LOST SALES OR DISRUPTIONS TO OUR BUSINESS

         Our failure to effectively manage our recent and anticipated growth could have a material adverse effect on the quality of our products, our ability to retain key personnel and our financial performance. This growth has strained, and may further strain, our management, operational systems and other resources. To manage our growth effectively, we must be able to enhance our financial and accounting systems and controls, integrate new personnel and manage expanded operations. We may not be able to do so.

         WE ARE BEGINNING TO EXPAND OUR INTERNATIONAL BUSINESS, WHICH EXPOSES US TO ADDITIONAL RISKS THAT WE DO NOT FACE IN OUR U.S. BUSINESS

         In 2000, we derived approximately 5% of our revenue from sales outside the United States, and we expect that percentage to increase as our business grows. An expanded international business exposes us to a number of risks that we do not have to address in our U.S. operations. These risks include:

         -        longer sales cycles;

         - challenges and costs inherent in managing geographically dispersed operations;

         - protectionist laws and business practices that favor local competitors;

         -        difficulties in finding and managing local resellers;

         - diverse and changing governmental laws and regulations, including greater regulation of the telecommunications industry; and

         -        foreign currency exchange rate fluctuations.

         If we are unsuccessful in addressing these risks, our international business will not achieve the revenue or profits we expect.

         IF OUR PRODUCTS DO NOT COMPLY WITH EVOLVING INDUSTRY STANDARDS, WE MAY LOSE SALES AND INCUR ADDITIONAL EXPENSES

         Our success depends in part on both the adoption of industry standards for technologies in the broadband access solutions market and our products' compliance with those industry standards as different standards emerge, evolve and achieve acceptance. The absence of industry standards for a particular technology may prevent widespread adoption of products based on that technology. In addition, because many technological developments occur prior to the adoption of related industry standards, we may develop products that do not comply with the industry standards that are eventually adopted, which would hinder our ability to sell those products.

         Moreover, if a competitor obtains a leadership position in selling broadband access products, that competitor may have the ability to establish de facto standards within the industry.

         IF OUR PRODUCTS CONTAIN DEFECTS OR FAIL TO PERFORM PROPERLY OR WORK EFFECTIVELY WITH OUR CUSTOMERS' NETWORKS, WE COULD LOSE REVENUE AND INCUR DAMAGE TO OUR REPUTATION AND LIABILITY TO OUR CUSTOMERS

         Our products must work effectively with our customers' existing networks, which typically include products from a variety of different vendors and utilize multiple protocol standards. The complexity of these networks makes it difficult for us to ensure that our products will function properly within these networks and also makes it difficult for us to identify the source of any problems, which occur in the operation of our products. Despite testing by us and our customers, our products may contain undetected software or hardware errors, which result in product failures or poor product performance. We have experienced such errors in the past in connection with new products and product upgrades. We expect that such errors will be found from time to time in new or enhanced products after we have already shipped the products. If our products contain defects or fail to work properly, we may:

         -        suffer a loss of or delay in revenue;

         - incur additional expenses in our efforts to identify and remedy the problems;

         -        suffer damage to our reputation; and

         -        be exposed to damage claims by our customers.

         CLAIMS BY NORTEL NETWORKS OR OTHER COMPANIES THAT WE ARE INFRINGING THEIR PROPRIETARY RIGHTS COULD HINDER OR BLOCK OUR ABILITY TO SELL OUR PRODUCTS, SUBJECT US TO SIGNIFICANT MONETARY LIABILITY AND DIVERT THE TIME AND ATTENTION OF OUR MANAGEMENT

         The broadband access equipment industry is characterized by the existence of a large number of patents and frequent claims and related litigation regarding patent and other intellectual property rights. In particular, leading companies in the data communications and networking markets have extensive patent portfolios with respect to networking technology. Nortel Networks Corporation has alleged that our products may infringe one or more of Nortel's patents. We believe that our products do not infringe Nortel's patents, and we intend to contest Nortel's claim vigorously. However, we cannot assure you that we will prevail in our objection to this claim or any other claim Nortel may make with respect to other patents it owns, nor can we assure you that this dispute will not result in litigation or that an adverse result or judgment will not adversely affect our financial condition. The Nortel claim could be time-consuming, result in costly litigation and diversion of technical and management personnel, or require us to develop non-infringing technology. If Nortel succeeds in its claim, we would need to enter into royalty or license agreements. These royalty or license agreements, if required, may not be available on acceptable terms, if at all.

         We expect that we may increasingly be subject to infringement claims as the numbers of products and competitors in the market for broadband access equipment grows and the functionality of products overlaps. If there is a successful claim of infringement or if we fail to develop non-infringing technology or license proprietary rights on a timely basis that may become necessary, our ability to use technologies, products, and brand names may be limited and our business may be harmed.

         OUR COMPETITIVE POSITION WOULD BE ADVERSELY AFFECTED IF WE WERE UNABLE TO PROTECT OUR PROPRIETARY RIGHTS

         Our success and competitiveness are dependent to a significant degree on the protection of our proprietary rights. We rely primarily on a combination of copyrights, trademarks, trade secret laws and contractual restrictions and, to a lesser extent, on patents to protect our proprietary rights. We have one U.S. patent, and we have filed a corresponding application under the Patent Cooperation Treaty relating to the management of tunneling protocols. There can be no assurance that these patent applications will be approved, that any issued patents will protect our intellectual property or that third parties will not challenge them.

         We enter into confidentiality or license agreements with our employees, consultants and corporate partners, and control access to and distribution of our software, documentation and other proprietary information. Despite these precautions, we cannot guarantee that the steps we have taken to protect our proprietary rights will be adequate to deter misappropriation of our intellectual property. Others may be able to copy or reverse engineer aspects of our products, to obtain and use information that we regard as proprietary or to independently develop similar technology. If we are unable to protect our trademarks and other proprietary rights against unauthorized use by others, our reputation and brand name may be damaged and our competitive position may be significantly harmed.

         IF WE MAKE ACQUISITIONS OR STRATEGIC INVESTMENTS, OUR STOCKHOLDERS COULD BE DILUTED, WE COULD INCUR ADDITIONAL DEBT, AND WE COULD ASSUME ADDITIONAL CONTINGENT LIABILITIES

         We intend to consider investments in complementary companies, products or technologies. While we have no current agreements to do so, we may buy businesses, products or technologies in the future. If we make an acquisition or investment, we may:

         -        issue stock that would dilute your stock ownership;

         -        incur debt, which would restrict our cash flow;

         -        assume liabilities, which may result in additional costs;

         - incur amortization expenses related to goodwill and other intangible assets; or

         -        incur large and immediate write-offs.

         WE MAY NOT BE ABLE TO SUCCESSFULLY INTEGRATE OR MANAGE THE ACQUISITIONS OR INVESTMENTS WE MAKE

         We have not completed any acquisitions or investments to date, so, as a company, we have no experience in this area. Therefore, acquisitions or investments made by us could involve numerous risks, including:

         - problems combining the purchased operations, technologies or products;

         -        unanticipated costs;

         -        diversion of management's attention from our core business;

         - adverse effects on existing business relationships with suppliers and customers;

         - risks associated with entering markets in which we have no or limited prior experience; and

         - potential loss of key employees, particularly those of the purchased organizations.

         We may not be able to successfully integrate businesses, products, technologies or personnel that we might acquire in the future. Any failure to do so could disrupt our business and seriously harm our financial condition.

         WE MAY NEED ADDITIONAL CAPITAL TO FUND OUR OPERATIONS, WHICH MAY NOT BE AVAILABLE

         At December 31, 2000, we had approximately $112.5 million in cash, cash equivalents and marketable securities. We believe that these amounts, combined with proceeds from our recently completed offering and cash anticipated to be available from future operations, will enable us to meet our working capital and capital expenditure requirements for at least the next 12 months. However, if cash from available sources is insufficient, or if cash is used to acquire complementary companies, products or technologies, or for other uses not presently planned, we may need additional capital. The development and marketing of new and enhanced products and the expansion of our sales channels and associated support personnel will require a significant commitment of resources. In addition, if the market for broadband access solutions develops at a slower pace than anticipated or if we fail to establish significant market share and achieve a meaningful level of revenue, we may continue to incur significant operating losses and utilize significant amounts of capital. As a result, we could be required to raise substantial additional capital. Additional capital may not be available to us at all, or if available, may be available only on unfavorable terms. Any inability to raise additional capital when we require it would materially adversely affect our business, results of operations and financial condition.

RISKS RELATED TO THE SECURITIES MARKET

         OUR STOCK PRICE MAY BE VOLATILE

         An active public market for our common stock may not be sustained. The market for technology stocks has been extremely volatile. The following factors could cause the market price of our common stock to fluctuate significantly:

         -        our loss of a major customer;

         -        the addition or departure of key personnel;

         -        variations in our quarterly operating results;

         - announcements by us or our competitors of significant contracts, new products or product enhancements;

         - acquisitions, distribution partnerships, joint ventures or capital commitments;

         -        changes in financial estimates by securities analysts;

         -        our sales of common stock or other securities in the future;

         - changes in market valuations of broadband access technology companies;

         - changes in market valuations of networking and telecommunications companies; and

         -        fluctuations in stock market prices and volumes.

In addition, the stock market in general, and the Nasdaq National Market and technology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of such companies. These broad market and industry factors may materially adversely affect the market price of our common stock, regardless of our actual operating performance. In the past, following periods of volatility in the market price of a company's securities, securities class-action litigation has often been instituted against such companies. Such litigation, if instituted, could result in substantial costs and a diversion of management's attention and resources.

         THERE MAY BE SALES OF A SUBSTANTIAL AMOUNT OF OUR COMMON STOCK THAT COULD CAUSE OUR STOCK PRICE TO FALL

         Shares of our common stock began trading on the Nasdaq National Market on October 5, 2000. Certain of our current stockholders hold a substantial number of shares which are currently subject to lock-up agreements or other restrictions limiting such stockholders' ability to sell such shares. These stockholders may be able to sell such shares in the public market in the near future.

INSIDERS OWN A SUBSTANTIAL NUMBER OF ADVANCED SWITCHING COMMUNICATIONS SHARES AND COULD LIMIT YOUR ABILITY TO INFLUENCE THE OUTCOME OF KEY TRANSACTIONS, INCLUDING CHANGES OF CONTROL

         As of December 31, 2000, the executive officers, directors and entities affiliated with them, in the aggregate, beneficially own approximately 70.8% of our outstanding common stock. These stockholders, if acting together, would be able to influence significantly matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions.

         PROVISIONS OF OUR CHARTER DOCUMENTS AND DELAWARE LAW MAY HAVE ANTI-TAKEOVER EFFECTS THAT COULD PREVENT A CHANGE OF CONTROL

         Provisions of our amended and restated certificate of incorporation, bylaws, and Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of the shares which may be sold pursuant to this reoffer prospectus for the respective accounts of the selling shareholders hereunder. All such proceeds, net of brokerage commissions, if any, will be received by the selling shareholders. See "Selling Shareholders" and "Plan of Distribution."

                              SELLING SHAREHOLDERS

         This prospectus relates to an aggregate of 299,250 shares of our common stock which have been acquired by certain selling shareholders pursuant to the exercise of stock options granted under our stock option plans. The table below sets forth: (1) the number of shares of common stock the selling shareholders owned as of March 30, 2001, (2) the number of shares of common stock the selling shareholders may reoffer and resell pursuant to this prospectus, and (3) the number of shares of common stock the selling shareholders will beneficially own after this offering, assuming that all of the offered shares are sold.


                                            OWNERSHIP OF SHARES                            OWNERSHIP OF SHARES
                                              BEFORE OFFERING              SHARES             AFTER OFFERING
                                              ---------------              BEING              --------------
                                           NUMBER         PERCENT         OFFERED          NUMBER         PERCENT
                                           ------         -------         -------          ------         -------

Selling Shareholders (1)..........          803,906         1.90          299,250           504,606         1.19

---------------

(1) Includes 21 individual selling shareholders, one of whom is a former director of the company and the rest of whom are current or former employees of the company. Each selling shareholder is selling less than 76,500 shares and will beneficially own less than one percent of our common stock after the offering.


                              PLAN OF DISTRIBUTION

         Subject to the volume limitations in Rule 144(e) of the Securities Act of 1933, as amended, shares of our common stock offered hereby may be sold from time to time directly by or on behalf of a selling shareholder in one or more transactions on the Nasdaq National Market or on any stock exchange on which our common stock may be listed at the time of sale, in privately negotiated transactions or through a combination of such methods, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at fixed prices (which may be changed) or at negotiated prices. The selling shareholders may sell shares through one or more agents, brokers or dealers or directly to purchasers. Such brokers or dealers may receive compensation in the form of commissions, discounts or concessions from the selling shareholders and/or purchasers of the shares or both (which compensation as to a particular broker or dealer may be in excess of customary commissions). In connection with such sales, the selling shareholders and any participating broker or dealer may be deemed to be underwriters within the meaning of the Securities Act of 1933, and any commissions they receive and the proceeds of any sale of shares may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. All expenses related to the registration of the shares will be paid by us, including the expenses of preparing and reproducing this reoffer prospectus.

         In order to comply with certain state securities laws, if applicable, the shares may be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the shares may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from regulation or qualification is available and is complied with. Sales of shares must also be made by the selling shareholders in compliance with all other applicable state securities laws and regulations.

         There can be no assurance that any of the selling shareholders will sell any or all of the shares offered by them hereby.

         We have notified the selling shareholders of the need to deliver a copy of this reoffer prospectus in connection with any sale of the shares.

                            VALIDITY OF COMMON STOCK

         The validity of the shares of our common stock offered by this reoffer prospectus will be passed upon for us by Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations), Washington, DC.

                                     EXPERTS

      The financial statements of Advanced Switching Communications, Inc. as of December 31, 2000 and 1999, and for each of the three years in the period ended December 31, 2000, incorporated by reference in this reoffer prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report incorporated by reference herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

         The following documents, which were filed by ASC with the Securities and Exchange Commission, are incorporated by reference in this registration statement:

         1. The Company's Form 10-K for the fiscal year ended December 31, 2000 filed with the Securities and Exchange Commission on March 30, 2001.

         2. The description of ASC's common stock, par value $0.0025 per share, which is registered under Section 12 of the Securities Exchange Act of 1934, contained in ASC's Registration Statement on Form 8-A (No. 333-48558) filed with the Securities and Exchange Commission on September 14, 2000, which incorporates by reference the description of the common stock contained in the Registration Statement on Form S-1 (No. 333-40624) (originally filed on June 30,
2000), as amended, including any amendment or report filed for the purpose of updating that description. That description of the common stock contained in the Registration Statement on Form S-1 is also incorporated by reference.

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

         Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the Delaware General Corporation law empowers a Delaware corporation to indemnify its officers and directors and certain other persons to the extent under the circumstances set forth therein.

         Article VII of the Registrant's Amended and Restated Certificate of Incorporation eliminates liability of directors of the Registrant to the Registrant or its shareholders for monetary damages for breach of fiduciary duty to the extent permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware. Article VII of the Registrant's Amended and Restated Certificate of Incorporation requires the Registrant to indemnify the Registrant's directors and officers to the extent permitted under Section 145 of the Delaware General Corporation Law. Article VII of the Registrant's Amended and Restated Certificate of Incorporation also provides that the Registrant shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding whether civil, criminal, administrative, or investigative, by reason of the fact that he is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, in accordance with provisions corresponding to Section 145 of the Delaware General Corporation Law. Further, the Registrant's Amended and Restated Certificate of Incorporation provides that any person, other than an officer or director, who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he is or was an employee or agent of the Registrant, or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, and who desires indemnification shall make written application for such indemnification to the Board of Directors for its determination that indemnification is appropriate, and if so, to what extent. The Registrant's Restated Bylaws also provide that the Registrant may indemnify, to the extent of the provisions set forth therein, any person other than an officer or director who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was an employee or agent of the Registrant, or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, if such person makes written application for such indemnification to the Registrant Board and the Registrant Board determines that indemnification is appropriate and the extent thereof. The Registrant's Restated Bylaws further provide that the indemnification described therein is not exclusive, and shall not exclude any other rights to which the person seeking to be indemnified may be entitled under statute, any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and to his action in another capacity while holding such office.

         The above discussion of Section 145 and of the Registrant's Amended and Restated Certificate of Incorporation and Restated Bylaws is not intended to be exhaustive and is respectively qualified in its entirety by such statute, the Amended and Restated Certificate of Incorporation and the Restated By-laws. The Registrant intends to obtain primary and excess insurance policies insuring its directors and officers and those of its subsidiaries against certain liabilities they may incur in their capacity as directors and officers. Under such policies, the insurer, on behalf of, may also pay amounts for which the Registrant has granted indemnification to the directors or officers.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not Applicable.

ITEM 8.  EXHIBITS.

         The following documents are filed as exhibits to this registration statement:

                EXHIBIT                           DESCRIPTION
                -------                           -----------

                  *3.1     Restated Certificate of Incorporation of the Company.
                  *3.2     Restated By-laws of the Company.
                  *4.1     Form of certificate of common stock.
                  *4.2     Advanced Switching Communications, Inc. 1998
                           Nonqualified Stock Option Plan.
                  *4.3     Advanced Switching Communications Inc. Second 1998
                           Nonqualified Stock Option Plan.
                  *4.4     Advanced Switching Communications, Inc. 2000 Stock
                           Incentive Plan.
                   5.1     Opinion of Fried, Frank, Harris, Shriver & Jacobson.
                   23.1    Consent of Fried, Frank, Harris, Shriver & Jacobson
                           (included in Exhibit 5.1 above).
                   23.2    Consent of Deloitte & Touche LLP.
                   24.1    Power of Attorney (see signature page).


              ---------------
              *Incorporated by reference to our Registration Statement on Form
               S-1, File No. 333 -40624.

-------------------

ITEM 9.  UNDERTAKINGS.

         (a)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post- effective amendment to this registration statement:

                          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                          (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

                          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by ASC pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of ASC pursuant to the foregoing provisions, or otherwise, ASC has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, ASC will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Vienna, State of Virginia, on April 9, 2001.

                                       ADVANCED SWITCHING
                                          COMMUNICATIONS, INC.



                                       By:  /s/ ASGHAR D. MOSTAFA
                                           -------------------------------------
                                           Asghar D. Mostafa
                                           President and Chief Executive Officer
                                           (Principal Executive Officer)

         KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Asghar D. Mostafa, Harry J. D'Andrea and Sherry L. Rhodes as his true and lawful agent and attorney-in-fact, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto and to all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE                           TITLE                                         DATE
---------                           -----                                         ----



/s/ ASGHAR D. MOSTAFA
-----------------------             President, Chief Executive Officer and        April 9, 2001
Asghar D. Mostafa                   Director (Principal Executive Officer)




/s/ HARRY J. D'ANDREA
--------------------------          Chief Financial Officer (Principal            April 9, 2001
Harry J. D'Andrea                   Financial and Accounting Officer)


/s/ HENRY G. BAKER                  Director                                      April 9, 2001
--------------------------
Henry G. Baker


/s/ ROBERT TED ENLOE, III           Director                                      April 9, 2001
--------------------------
Robert Ted Enloe, III


/s/ RICHARD H. KIMBALL              Director                                      April 9, 2001
--------------------------
Richard H. Kimball


/s/ ARTHUR J. MARKS                 Director                                      April 9, 2001
--------------------------
Arthur J. Marks

/s/ EDWARD W. SCOTT                 Director                                      April 9, 2001
-----------------------
Edward W. Scott


/s/ JOHN W. SEAZHOLTZ               Director                                      April 9, 2001
-----------------------
John W. Seazholtz


                                    Director                                      April 9, 2001

Ronald S. Westernik

                                  EXHIBIT INDEX

EXHIBIT  DESCRIPTION OF EXHIBIT
-------------------------------

*3.1              Restated Certificate of Incorporation of the Company.

*3.2              Restated By-laws of the Company.

*4.1              Form of certificate of common stock.

*4.2              Advanced Switching Communications, Inc. 1998 Nonqualified
                  Stock Option Plan.

*4.3              Advanced Switching Communications Inc. Second 1998
                  Nonqualified Stock Option Plan.

*4.4              Advanced Switching Communications, Inc. 2000 Stock Incentive
                  Plan.

5.1               Opinion of Fried, Frank, Harris, Shriver & Jacobson.

23.1 Consent of Fried, Frank, Harris, Shriver & Jacobson (included in Exhibit 5.1 above).

23.2              Consent of Deloitte & Touche LLP.

24.1              Power of Attorney (see signature page).

*27.1             Financial data schedule.


-------------------
*Incorporated by reference to our Registration Statement on Form S-1, File No. 333 -40624.